EXHIBIT 23.1

VALUE THE DIFFERENCE

Vavrinek, Trine, Day & Co., LLP Certified Public Accountants & Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our Report of Independent Registered Public Accounting Firm dated February 15, 2007 regarding the consolidated balance sheets of Coast Bancorp and Subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2006 and 2005, in the Form 10-KSB/A filed with the Securities and Exchange Commission.

/s/ Vavrinek, Trine, Day & Co., LLP

Laguna Hills, California
April 18, 2007

25231 Paseo De Alicia, Suite 100    Laguna Hills, CA  92653    Tel: 949.768.0833    Fax: 949.768.8408    www.vtdcpa.com

FRESNO  •  LAGUNA HILLS  •  PALO ALTO  •  PLEASANTON  •  RANCHO CUCAMONGA